Exhibit 13.4

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Annual Report (Form 20-F) of Birch Mountain Resources Ltd. of our report dated March 29, 2007 to the shareholders of Birch Mountain Resources Ltd., with respect to the consolidated financial statements of Birch Mountain Resources Ltd. for the year ended December 31, 2006.

Calgary, Alberta	Chartered Accountants
April 2, 2007